As filed with the Securities and Exchange Commission on June 11, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

5791 Van Allen Way
Delaware	Carlsbad, California 92008	33-0373077
(State of incorporation )	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)
Life Technologies Corporation Deferred Compensation Plan
(Full title of the plan)

John A. Cottingham, Esq.
Chief Legal Officer and Secretary
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008
(760) 603-7200
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
Title of securities	to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share (2)	offering price	registration fee
Shares of Common Stock, par value $0.01 per share	2,000,000	$48.93	$97,860,000	$6,978

(1)	The securities to be registered include awards of and other rights to acquire common stock, $0.01 par value (“Common Stock”), of Life Technologies Corporation (the “Registrant”) issuable pursuant to the Life Technologies Corporation Deferred Compensation Plan, as amended and restated effective April 28, 2010 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. The Plan contains a supplemental contribution component that provides for company matching contributions payable in shares of Common Stock that are considered awards under the Life Technologies Corporation 2009 Equity Incentive Plan (with shares registered on Form S-8, No. 333-158953, filed May 1, 2009) and shall count against the shares reserved for issuance under that plan.

(2)	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock on June 10, 2010, as reported on the NASDAQ Global Select Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents constituting Part I of this registration statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.
These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (“SEC”):
(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports and information filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above;

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(d)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.
Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware (“Delaware Law”), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s Fifth Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent. The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is one of the Registrant’s directors, officers, employees or agents against any liability arising out of the person’s status as such, whether or not the Registrant would have the power to indemnify the person under Delaware Law.
     Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
     Delaware Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibit Index.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on June 11, 2010.

LIFE TECHNOLOGIES CORPORATION
By:	/s/ John A. Cottingham
John A. Cottingham
Chief Legal Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Cottingham and David Szekeres, or either of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory T. Lucier	Chairman and Chief Executive Officer
Gregory T. Lucier	(Principal Executive Officer)	June 11, 2010

/s/ David F. Hoffmeister	Senior Vice President and Chief Financial
David F. Hoffmeister	Officer (Principal Financial Officer)	June 11, 2010

/s/ Kelli A. Richard	Vice President, Finance (Principal Accounting
Kelli A. Richard	Officer)	June 11, 2010

/s/ George F. Adam, Jr. George F. Adam, Jr.	Director	June 11, 2010

/s/ Raymond V. Dittamore Raymond V. Dittamore	Director	June 11, 2010

/s/ Donald W. Grimm Donald W. Grimm	Director	June 11, 2010

/s/ Balakrishnan S. Iyer Balakrishnan S. Iyer	Director	June 11, 2010

/s/ Arnold J. Levine Arnold J. Levine, Ph.D.	Director	June 11, 2010

/s/ William H. Longfield William H. Longfield	Director	June 11, 2010

/s/ Bradley G. Lorimier Bradley G. Lorimier	Director	June 11, 2010

/s/ Ronald A. Matricaria Ronald A. Matricaria	Director	June 11, 2010

/s/ Per A. Peterson Per A. Peterson, M.D., Ph.D.	Director	June 11, 2010

/s/ W. Ann Reynolds W. Ann Reynolds, Ph.D.	Director	June 11, 2010

Signature	Title	Date

/s/ William S. Shanahan William S. Shanahan	Director	June 11, 2010

/s/ David C. U’Prichard David C. U’Prichard, Ph.D.	Director	June 11, 2010

EXHIBIT INDEX
4.1	Restated Certificate of Incorporation, as amended (1)

4.2	Fifth Amended and Restated Bylaws (2)

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature pages to this registration statement)

99.1	Life Technologies Corporation Deferred Compensation Plan (3)

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed May 3, 2010 (SEC File No. 000-25317).

(2)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed May 3, 2010 (SEC File No. 000-25317).

(3)	Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed May 3, 2010 (SEC File No. 000-25317).